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As filed with the Securities and Exchange Commission on July 28, 2009

Registration Statement No. 333-152890

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Assured Guaranty Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	98-0429991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
30 Woodbourne Avenue Hamilton HM 08 Bermuda Telephone: (441) 296-4004	Assured Guaranty Corp. 1325 Avenue of the Americas New York, New York 10019 Attn: General Counsel Telephone: (212) 974-0100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Michener General Counsel and Secretary Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda (441) 296-4004	Edward S. Best Mayer, Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600

          Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after the Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered*	/Amount to be Registered(1)/Proposed maximum aggregate offering price per unit Proposed maximum aggregate offering price/Amount of registration fee

Common Shares of Assured Guaranty Ltd	(1)

*
Additional securities may be added by automatically effective post-effective amendments pursuant to Rule 413.

(1)
An indeterminate number or amount of common shares of Assured Guaranty Ltd. as may from time to time be issued at indeterminate prices. Securities registered, referred to as the offered securities, may be sold separately. In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fee, except for $15,218 (out of a total of $58,596) that has already been paid with respect to 24,850,000 common shares that were previously registered pursuant to Registration Statement No. 333-125383 and were not sold thereunder, of which $9,780 and $5,438 were applied in connection with prospectus supplements that were filed on August 8, 2008.

PROSPECTUS

Common Shares

        This prospectus relates to common shares of Assured Guaranty Ltd. to be offered for sale by selling shareholders. The distribution of the common shares by the selling shareholders may be effected from time to time, including:

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  in underwritten public offerings;

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  in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

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  to or through brokers or dealers who may act as principal or agent; or

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  in one or more negotiated transactions.

        The brokers or dealers through or to whom the common shares may be sold may be deemed underwriters of the common shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" for a further description of how the selling shareholders may dispose of the shares covered by this prospectus.

        We will not receive any of the proceeds from sales of the common shares made by the selling shareholders pursuant to this prospectus.

        Our common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of the common stock on July 27, 2009 was $14.62 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 28, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The common shares offered by this prospectus are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes and for the issue and transfer of options, warrants, depositary receipts, rights, loan notes and other securities, subject to the condition that our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce their holding of common shares in the Company and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        For so long as we have as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of the Company's common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares in the Company and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the Financial Services Authority ("FSA UK") of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

        In this prospectus, references to "dollars" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the offered common shares. Each time any selling shareholder sells any of these offered common shares, it will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek," and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

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  downgrades of the financial strength ratings assigned by the major rating agencies to any of our insurance subsidiaries at any time, which has occurred in the past;

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  our inability to execute our business strategy;

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  reduction in the amount of reinsurance ceded by one or more of our principal ceding companies;

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  contract cancellations;

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  developments in the world's financial and capital markets that adversely affect our loss experience, the demand for our products, our unrealized (losses) gains on derivative financial instruments or our investment returns;

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  impact of market volatility on the marking to market on our contracts written in CDS form;

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  more severe or frequent losses associated with our insurance or reinsurance products;

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  changes in regulation or tax laws applicable to us, our subsidiaries or customers;

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  governmental actions;

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  natural catastrophes;

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  dependence on customers;

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  decreased demand for our insurance or reinsurance products or increased competition in our markets;

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  loss of key personnel;

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  technological developments;

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  the effects of mergers, acquisitions and divestitures;

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  changes in accounting policies or practices;

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  changes in general economic conditions, including interest rates and other factors;

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  other risks and uncertainties that have not been identified at this time; and

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  management's response to these factors.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in our periodic reports filed with the SEC. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus or in the documents incorporated by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

ASSURED GUARANTY LTD.

        Assured Guaranty Ltd. (together with its subsidiaries, hereafter "Assured Guaranty," "we," "us," "our" or the "Company") is a Bermuda-based holding company providing, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Credit enhancement products are financial guarantees or other types of support, including credit derivatives, which improve the credit of underlying debt obligations. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and derivative products that meet the credit enhancement needs of our customers. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security or commodity. We market our products directly and through financial institutions, serving the U.S. and international markets.

        Our principal operating subsidiaries are Assured Guaranty Corp. ("AGC"), Assured Guaranty Re Ltd. ("AG Re") and Financial Security Assurance, Inc. ("FSA"). AGC, a Maryland-domiciled insurance company, was organized in 1985 and commenced operations in January 1988. AGC provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and non-municipal reinsurance, and credit default swap transactions.

        AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3-B Insurer and a Long-Term Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re writes business as a direct reinsurer of third-party primary insurers and as a reinsurer/retrocessionaire of certain affiliated companies and may provide portfolio credit default swaps, where the counterparty is usually an investment bank.

        FSA provides financial guaranty insurance on public finance obligations in domestic and international markets.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling shareholder of the common shares. We will pay all expenses of the registration and sale of the common shares, other than selling discounts and commissions.

DESCRIPTION OF ASSURED GUARANTY SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. In this section, the "Company," "we," "us" and "our" refer to Assured Guaranty Ltd. and not to any of its subsidiaries.

General

        We have an authorized share capital of $5,000,000 divided into 500,000,000 shares, par value U.S. $0.01 per share, of which 156,294,073 common shares were issued and outstanding as of July 1, 2009, excluding 458,936 unvested restricted common shares. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common and preferred shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of our shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code) of any "United States person" as defined in the Code (a "U.S. Person") and such controlled shares constitute 9.5% or more of the votes conferred by our issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in our Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to us under the Code if we were a controlled foreign corporation as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in our

Bye-Laws as a "9.5% U.S. Shareholder"). In addition, our board of directors may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of Assured Guaranty that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The foregoing provision does not apply to ACE Limited, which holds approximately 12.3% of our common shares as of July 1, 2009 because it is not a U.S. Person. Further, these provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares. Funds affiliated with Wilbur L. Ross, Jr., one of our directors, are subject to this voting restriction. Dexia Holdings, Inc. has agreed that the voting power with respect to shares of Assured Guaranty owned by it will be reduced to less than 9.5% of the total voting power of all Assured Guaranty shares outstanding.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-laws provide that we will use our best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.

        Our board of directors is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts our board of directors may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, our board of directors may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as our board of directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of Assured Guaranty.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the FSA UK of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

Acquisition of Common Shares by Us

        Under our Bye-Laws and subject to Bermuda law, if our board of directors determines that any ownership of our shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its affiliates (other than such as our board of directors considers de minimis), we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the board of directors to represent the shares' fair market value (as defined in our Bye-Laws).

Issuance of Shares

        Subject to our Bye-Laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights and Adjustments," the following provisions are a summary of some of the other important provisions of our Bye-Laws.

        Our Board of Directors and Corporate Action.    Our Bye-Laws provide that our board of directors shall consist of not less than three and not more than 21 directors, the exact number as determined by the board of directors. Our board of directors consists of 11 persons, and is divided into three classes. Each director generally will serve a three-year term, with termination staggered according to class. Shareholders may only remove a director for cause (as defined in our Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs in those events set out in our Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally under our Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held non-U.S. subsidiary of ours, our board of directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. Our board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than Assured Guaranty (UK) Ltd. and Assured Guaranty Re Overseas Ltd.

Anti-Takeover Provisions in our Bye-Laws

        Our Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our Bye-Laws contain the following provisions that could have such an effect:

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  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

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  shareholders have limited ability to remove directors;

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  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Assured Guaranty, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

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  our board of directors may decline to approve or register the transfer of any common shares on our share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as our board of directors considers to be de minimis); and

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  subject to any applicable requirements of or commitments to the New York Stock Exchange, our directors may decline to record the transfer of any common shares on our share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith, with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our Bye-Laws, however, provide that we and each of our shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of us (and others identified in the Bye-Laws) for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if

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  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

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  such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or

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  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. We may, with the approval of our board and, except in the case of amalgamations with and between wholly owned subsidiaries being Bermuda companies, at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissentient shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law we may, and under our Bye-Laws we will, indemnify our directors, officers, any other person appointed to a committee of the board of directors and certain other persons identified in the Bye-Laws (and their respective heirs, executors or administrators) against all actions, costs, charges, losses, damages and expenses incurred or sustained by such person by reason of any act done, concurred in or omitted in the execution of his/her duties or supposed duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if

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  such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and

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  with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Under our Bye-Laws, we and each of our shareholders agree to waive any claim or right of action, other than those involving fraud or dishonesty, against any of our officers or directors or others identified in our Bye-Laws.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders and members of the public without charge. We are required to maintain our share register in Bermuda but, after our shares are listed on the New York Stock Exchange and giving the required notice to the Bermuda Registrar of Companies, we may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Our Bye-Laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under our Bye-Laws, a special general meeting may be called by our President or by our Chairman or any director and the secretary of the Company or our board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of the Company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-Laws.    Consistent with the Companies Act, the Company's Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Staggered Board of Directors.    Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the Bye-Laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Listing

        Our common shares are listed on the New York Stock Exchange under the trading symbol "AGO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is BNY Mellon Shareowner Services whose principal executive office is located at 101 Barclay Street, New York NY 10286.

MATERIAL TAX CONSIDERATIONS

        The following summary of the taxation of us and our shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel and (ii) "United States Taxation" is based upon the advice of Mayer Brown LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to the ownership of our common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII (as defined below), amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of Assured Guaranty and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by us concerning our business and properties, ownership, organization, source of income and manner of operation. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Assured Guaranty and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

United States Taxation

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities, tax exempt organizations, expatriates, or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion generally does not include any description of alternative minimum tax, gift tax or estate tax consequences, the tax laws of any state or local governments within the United States or any aspect of U.S. federal taxation other than income taxation. Persons considering the acquisition of our common shares through the exercise of rights should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

        For purposes of this discussion, the term "U.S. Person" means: (i) an individual who is a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States, or under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your own tax advisors.

Taxation of Assured Guaranty and Subsidiaries

        We have conducted and intend to conduct substantially all of our foreign operations outside the United States and to limit the U.S. contacts of Assured Guaranty and its foreign subsidiaries (except Assured Guaranty Re Overseas Ltd. ("AGRO") and Financial Security Assurance (U.K.) Limited have elected to be taxed as a U.S. corporation) so that they should not be engaged in a trade or business in the United States. A foreign corporation, such as AG Re, deemed to be engaged in a trade or business in the United States would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation may generally be entitled to deductions and credits only if it timely files a U.S. federal income tax return. Assured Guaranty and AG Re have and will continue to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        Under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda insurance company would not be subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AG Re and other Bermuda subsidiaries currently intend to conduct their activities so that they do not have a permanent establishment in the United States.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AG Re or another Bermuda subsidiary is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Internal Revenue of 1986, as amended (the "Code") could subject a significant portion of AG Re's or that other Bermuda subsidiary's investment income to U.S. income tax.

        Foreign corporations not engaged in a trade or business in the U.S., and those that are engaged in a U.S. trade or business with respect to their non-effectively connected income are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the U.S. (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.S. income tax treaty with the United Kingdom the withholding rate is reduced (i) on dividends from less than 10% owned corporations to 15%; (ii) on dividends from 10% or more owned corporations to 5%; and (iii) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The standard non-treaty rate of U.S. withholding tax is currently 30%. Accordingly, dividends paid, if any, by Assured Guaranty Overseas US Holdings Inc. to AG Re or other domestic subsidiary corporation to its foreign parent where reduced treaty rates are not applicable should be subject to a 30% U.S. withholding tax.

        Assured Guaranty US Holdings Inc., AGC, AG Financial Products Inc., Assured Guaranty Overseas US Holdings Inc., Assured Guaranty Mortgage Insurance Company, FSA and certain FSA subsidiaries are U.S. domiciled corporations and are subject to taxation in the United States at regular corporate rates. AGRO and Financial Security Assurance (U.K.) Limited have elected to be treated as a U.S. corporation for all U.S. federal tax purposes and are also subject to taxation in the United States at regular corporate rates.

Taxation of Shareholders

Ownership and Disposition of Common Shares

        Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Assured Guaranty (as computed using U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2011 are eligible for reduced rates of tax. Dividends paid by Assured Guaranty to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed Assured Guaranty's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset. We believe dividends paid by us on our common shares that are traded on the NYSE before 2011 to non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income," provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Qualified dividend income is currently subject to tax at capital gain rates. However, note that legislation has periodically been introduced in the U.S. Congress intending to limit the availability of this preferential dividend tax rate where dividends are paid by corporations resident in foreign jurisdictions deemed to be "tax-haven" jurisdictions for this purpose.

        Classification of Assured Guaranty or its Foreign Subsidiaries as a Controlled Foreign Corporation.    A "10% U.S. Shareholder" is a U.S. Person (including a partnership organized under the laws of the

United States) who owns (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., "constructively")) at least 10% of the total combined voting power of all classes of stock entitled to vote of a foreign corporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or constructively) more than 50% of the total combined voting power of all classes of stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. A foreign corporation such as AGRO that has elected to be characterized as a U.S. domestic entity for all U.S. federal tax purposes will not be classified as a CFC. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

        Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation's taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income).

        We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Assured Guaranty Share Capital") and other factors, no U.S. Person who owns shares of Assured Guaranty directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of Assured Guaranty or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. In addition, the direct and indirect foreign subsidiaries of Assured Guaranty US Holdings are characterized as CFCs and any subpart F income generated will be included in the gross income of the applicable domestic subsidiaries in the Assured Guaranty Ltd. group.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of AG Re or other foreign insurance company subsidiaries that have not made an election under section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes and, to the extent their shares are held by members of the Assured Guaranty Ltd. group, all those shares are not held by U.S. corporations that are direct or indirect subsidiaries of Assured Guaranty Ltd. (collectively, the "Insurance Subsidiaries") determined on a gross basis, is 20% or more of that Insurance Subsidiary's gross insurance income (the "20% Threshold") for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which each such Insurance Subsidiary's gross RPII falls below the 20% Threshold or the 20% Ownership Exception is met. Although we cannot be certain, Assured Guaranty believes that each Insurance Subsidiary was in prior years of operations and will either be for the foreseeable future below the 20% Threshold or meet the 20% Ownership Exception for each tax year.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of each Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Assured Guaranty's common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. Each Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Assured Guaranty by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of Assured Guaranty is owned (directly or indirectly) by persons (directly or indirectly) insured under any policy of insurance or reinsurance issued by an Insurance Subsidiary or related persons to any such persons (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of an Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception"), (iii) an Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) an Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in Assured Guaranty (and therefore, indirectly, in the Insurance Subsidiaries) on the last day of Assured Guaranty's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which the Insurance Subsidiaries was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of the Insurance Subsidiaries current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Each Insurance Subsidiary intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

        Computation of RPII.    For any year in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, Assured Guaranty may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Assured Guaranty is unable to determine whether a beneficial owner of shares is a U.S. Person, Assured Guaranty may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If an Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

        Apportionment of RPII to U.S. Persons.    Every RPII shareholder who owns common shares on the last day of any taxable year of Assured Guaranty in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of an Insurance Subsidiary's RPII for the portion of the taxable year during which that Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of AG Re's RPII.

        Basis Adjustments.    A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Assured Guaranty out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the Treasury Department in final Treasury regulations, and Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Treasury regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to Assured Guaranty and the Issuance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in our common shares should consult his tax advisor as to the effects of these uncertainties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances. See below "—Information Reporting and Backup Withholding."

        Dispositions of our Shares.    Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of our common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares of stock held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals (subject to increase in 2011 without Congressional action) and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. Person that owns shares (directly or indirectly through foreign entities) of Assured Guaranty should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of Assured Guaranty; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Assured Guaranty will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Assured Guaranty will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules would apply to dispositions of our shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the 75% test) or (ii) 50% or more of its assets produce passive income (the 50% test).

        If Assured Guaranty were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person (i) is a 10% U.S. Shareholder and we are a CFC or (ii) made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Assured Guaranty would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if Assured Guaranty were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Assured Guaranty to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2011.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        We expect for purposes of the PFIC rules, that each of our U.S. and foreign insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Further, we expect that in each year of operations the passive income and assets of our non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of Assured Guaranty and its subsidiaries. Under the look-through rule, Assured Guaranty should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Assured Guaranty was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign tax credit.    If U.S. Persons own a majority of our common shares, it is possible that only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. It is uncertain that Assured Guaranty will be able to provide shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "general" income. Due to limitations on the use of foreign tax credits, it may not be possible for shareholders to utilize all of the excess foreign tax credits to reduce U.S. tax on income from Assured Guaranty.

        U.S. Federal Income Taxation of foreign persons Owning Common Shares.    A foreign person owning common shares generally will not be subject to any U.S. federal income or withholding taxes with respect to any gain derived from the sale, exchange, or other disposition of, or any distributions received in respect of, the common shares, unless (i) such gain or distributions are effectively connected with the conduct by the foreign person of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), or (ii) in the case of gain, the foreign person is an individual who is physically present in the United States for 183 days or more in the relevant taxable year (or certain other conditions are met). Foreign persons may be subject to backup withholding under certain circumstances (see "Information Reporting and Backup Withholding").

        Information Reporting and Backup Withholding.    Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year we determine that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, we will provide to all U.S. Persons registered as shareholders of our common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Information returns may be filed with the IRS in connection with distributions on our common shares and the proceeds from a sale or other disposition of our common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation and Change in U.S. Tax Law.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

        Additionally, the tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Bermuda Taxation

Taxation of Assured Guaranty and its Bermuda Subsidiaries

        Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by Assured Guaranty or by AG Re, AGRO and FSA Bermuda, our "Bermuda Subsidiaries". Assured Guaranty and the Bermuda Subsidiaries have each obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Assured Guaranty or the Bermuda Subsidiaries or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any land leased to Assured Guaranty or the Bermuda Subsidiaries (as the case may be). Assured Guaranty and the Bermuda Subsidiaries each pay annual Bermuda government fees; and the Bermuda Subsidiaries pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

Taxation of Shareholders

        Currently, there is no Bermuda withholding or other tax payable on dividends paid to the holders of our common shares.

 SELLING SHAREHOLDERS

        The selling shareholders will be identified in supplements hereto.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

        The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  in privately negotiated transactions;

  •
  through broker-dealers, who may act as agents or principals;

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  in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

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  in short sales;

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  through the writing of options on the common shares;

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  through agents; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

        In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Financial Security Assurance Holdings Ltd. ("FSAH") incorporated in this prospectus by reference to our Current Report on Form 8-K for July 1, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and a portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon Assured Guaranty or its non-U.S. directors and officers or to recover against us, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving our U.S. agent irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would likely enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that the Bermuda court was satisfied that each of the following conditions were met:

  •
  the U.S. court had proper jurisdiction over the parties subject to such judgment;

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  the U.S. court did not contravene the rules of natural justice of Bermuda;

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  the judgment of the U.S. court was not obtained by fraud;

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  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

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  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under the laws of Bermuda.

        Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

WHERE YOU CAN FIND MORE INFORMATION

        Assured Guaranty files annual, quarterly and special reports, proxy statements and other information with the SEC. Assured Guaranty's filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document we file in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Assured Guaranty, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents Assured Guaranty files under the Exchange Act is 001-32141. Assured Guaranty's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        Assured Guaranty is allowed to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Assured Guaranty files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. Assured Guaranty incorporates by reference the documents listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that Assured Guaranty sells all of the securities offered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2008;

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  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009;

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  Current Reports on Form 8-K filed on March 30, 2009, June 11, 2009, June 12, 2009, June 23, 2009 and July 8, 2009; and

  •
  The description of Assured Guaranty's common shares contained in the Registration Statement on Form 8-A, dated April 15, 2004, filed with the SEC under Section 12(b) of the Exchange Act.

        You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Assured Guaranty SEC Filings: Investor Relations Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda Telephone: (441) 296-4004

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC Registration Fee	$33,200	(1)(2)
Accounting fees and expenses	6,000	(2)
Legal fees and expenses	70,000	(2)
Printing fees	25,000	(2)
Miscellaneous fees and expenses	15,800	(2)

Total	$150,000	(2)

(1)
Plus amounts deferred in accordance with Rules 456(b) and 457(r).

(2)
Estimated.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-law 30 of Registrant's Bye-Laws provides, among other things, that the directors, secretary, other officers (such term to include for purposes of Bye-laws 30 and 31 any person appointed to any committee by the board of directors and any person who is or was serving the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and the resident representative for the time being acting in relation to any of the affairs of Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Registrant and every one of them, and their heirs, executors and administrators: (i) shall be indemnified and secured harmless out of the assets of Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of fraud or dishonesty; (ii) shall not be liable for he acts, receipts, neglects or defaults of any other director or officer or other person, or for any loss or expense incurred by Registrant through the insufficiency or deficiency of title to any property acquired by the board of directors for or on behalf of Registrant, or for the insufficiency or deficiency of any security in or upon which any of the monies of Registrant is invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects is deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, or in relation thereto, unless the same happens through fraud or dishonesty on his or her part; and (iii) shall be indemnified out of the assets of Registrant against all liabilities, losses, costs and expenses which he or she or any of his or her heirs, executors or administrators, incur or may incur or sustain, by or by reason of any act, by such person, or other person or a collective of persons (including, without limitation, the board of directors), or by

Registrant, done, concurred in or omitted in or about the execution of his, her or their duty, or supposed duty, or in his, her or their respective offices or trusts, in defending or appearing or giving evidence in any proceedings (such term to include, for the purposes of Bye-law 30, threatened proceedings, investigations and enquiries, whether by a regulatory authority, prosecutions authority or otherwise), whether civil or criminal, including where allegations of fraud and dishonesty are made against such director or other person, and Registrant shall pay to or on behalf of such director or other person any and all funds associated in defending or appearing or giving evidence in such proceedings (including, without limitation, independent representation and counseling by an attorney or other professional selected by such director or other person concerned) as and when such liabilities, losses, costs and expenses are incurred, provided that, in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such director or other person shall reimburse to Registrant all funds paid by Registrant in respect of liabilities, losses, costs and expenses of defending such proceedings. The provisions of Bye-law 30 (and Bye-law 31) shall apply to, and for the benefit of, any person acting as (or with the reasonable belief that he or she will be appointed or elected as) a director, secretary, other officer, the resident representative, or liquidator or trustee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any person who is no longer, but at one time was, a director, secretary, other officer, resident representative or liquidator or trustee of Registrant.

        Bye-law 31 of Registrant's Bye-Laws provides that Registrant and each shareholder agree to waive any claim or right of action it might have, whether individually or by or in the right of Registrant, against any director, secretary, other officer, resident representative or liquidator or trustee of Registrant on account of any action taken by such director or other such person, or the failure of such director or other such person to take any action in the performance of his or her duties with or for Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or other such person.

        The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

        Certain of Registrant's executive officers have employment agreements that provide that they are entitled to indemnification in accordance with the Registrant's Bye-laws and other governing documents. In addition, Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of Registrant's directors or officers or is or was a director, officer, employee or agent of another entity at Registrant's request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors' and officer's liability insurance.

        Registrant has purchased directors' and officers' liability insurance policies. Such insurance would be available to Registrant's directors' and officers' in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

        The Registrant expects that any underwriting agreement that it may enter in connection with the securities registered pursuant to this registration statement may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS.

        See the Exhibit Index, which is hereby incorporated herein by reference.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (e)
  That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Assured Guaranty Ltd.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Assured Guaranty Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 28th day of July, 2009.

ASSURED GUARANTY LTD.
By:	/s/ ROBERT MILLS
Name: Robert Mills Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Position	Date

* Walter A. Scott	Chairman of the Board; Director	July 28, 2009
/s/ DOMINIC J. FREDERICO Dominic J. Frederico	President and Chief Executive Officer (Principal Executive Officer); Director	July 28, 2009
/s/ ROBERT MILLS Robert Mills	Chief Financial Officer (Principal Financial Officer)	July 28, 2009
/s/ ROBERT A. BAILENSON Robert A. Bailenson	Chief Accounting Officer (Principal Accounting Officer)	July 28, 2009
* Neil Baron	Director	July 28, 2009
* Francisco L. Borges	Director	July 28, 2009
* G. Lawrence Buhl	Director	July 28, 2009
* Stephen A. Cozen	Director	July 28, 2009
* Patrick W. Kenny	Director	July 28, 2009

Name	Position	Date

* Donald H. Layton	Director	July 28, 2009
* Robin Monro-Davies	Director	July 28, 2009
* Michael T. O'Kane	Director	July 28, 2009
* Wilbur L. Ross, Jr.	Director	July 28, 2009
/s/ DOMINIC J. FREDERICO Dominic J. Frederico	Authorized Representative in the United States	July 28, 2009

*By:	/s/ ROBERT MILLS

Name:	Robert Mills
Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement relating to common shares*
3.1
Certificate of Incorporation and Memorandum of Association of Assured Guaranty Ltd. (Incorporated by reference to exhibit 3.1 to Amendment No. 2 to Form S-1 (333-111491) filed by the Registrant on April 2, 2004.)
3.2	Bye-Laws of Assured Guaranty Ltd. (Incorporated by reference to exhibit 3.2 to Post-Effective Amendment No. 1 to Form S-1 (333-111491) filed by the Registrant on May 3, 2004.)
4.1	Specimen Common Share Certificate (Incorporated by reference to exhibit 4.1 to Amendment No. 2 to Form S-1 (333-111491) filed by the Registrant on April 2, 2004.)
5.1	Opinion of Conyers Dill & Pearman (29,809,297 shares)**
5.2	Opinion of Conyers Dill & Pearman (22,153,951 shares)
8.1	Opinion of Conyers Dill & Pearman re: tax matters
8.2	Opinion of Mayer Brown LLP re: tax matters
23.1	Consent of PricewaterhouseCoopers LLP (Assured Guaranty)
23.2	Consent of PricewaterhouseCoopers LLP (FSAH)
23.3	Consent of Conyers Dill & Pearman (included in Exhibits 5.1, 5.2 and 8.1)
23.4	Consent of Mayer Brown LLP (included in Exhibit 8.2)
24.1	Powers of Attorney**
99.1	Form F-N**

*
To be filed by post-effective amendment or on Form 8-K and incorporated by reference herein in connection with an offering of securities.

**
Previously filed